                                                                       Exhibit B


                         PRO FORMA FINANCIAL INFORMATION
                   DAUGHERTY RESOURCES, INC. AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


         The accompanying pro forma consolidated balance sheet and pro forma consolidated statements of operations give effect to Daugherty Resources, Inc.'s ("Company") acquisition of the oil and gas Interests of Environmental Energy, Inc. and its affiliates Environmental Operating, Inc. and affiliated limited partnerships ("Environmental Interests"), and are based upon assumptions set forth in the notes to such statements.

         The pro forma consolidated financial statements comprise historical data which have been retroactively adjusted or combined to reflect the effects of the above mentioned transaction on the historical consolidated financial statements. The historical information assumes that the transaction for which pro forma effects are shown was consummated on March 31, 1999 for the pro forma consolidated balance sheet and January 1 of each period presented for the pro forma consolidated statements of operations. Such pro forma information should be read in conjunction with the related historical financial information and is not necessarily indicative of the results which would actually have occurred had the transaction been in effect on the date or the beginning of the periods indicated or which may occur in the future due to several factors, including, but not limited to, commencement of production from new wells that has occurred subsequent to the dates of the periods presented.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                   DAUGHERTY RESOURCES, INC. AND SUBSIDIARIES
                                 MARCH 31, 1999
                            (UNAUDITED, IN THOUSANDS)

                                                                ENVIRONMENTAL
                                                     HISTORICAL   INTERESTS      PRO
                                                      COMPANY    ACQUISITION    FORMA

                                                                     (a)
                    ASSETS
                    ------
CURRENT ASSETS
--------------
    Cash                                             $    298      $  -0-     $    298
    Accounts receivable                                   336         -0-          336
    Inventory                                             397         -0-          397
    Other current assets                                   20         -0-           20
                                                     --------      ------     --------
                            TOTAL CURRENT ASSETS        1,051         -0-        1,051

OIL AND GAS PROPERTIES (NET)                            4,637         650        5,287
---------------------------

MINING PROPERTY (NET)                                  11,232         -0-       11,232
---------------------

PROPERTY AND EQUIPMENT (NET)                            1,738         -0-        1,738
---------------------------

OTHER ASSETS
------------
    Related party loans                                    96         -0-           96
    Bonds and deposits                                     54         -0-           54
    Other assets                                          266         -0-          266
    Goodwill, net of amortization of $848               1,028         -0-        1,028
                                                     --------      ------     --------
                                                        1,444         -0-        1,444
                                                     --------      ------     --------
                                    TOTAL ASSETS     $ 20,102      $  650     $ 20,752
                                                     ========      ======     ========

                LIABILITIES AND
                ---------------
             STOCKHOLDER'S EQUITY
             --------------------

CURRENT LIABILITIES
-------------------

    Short-term loans and notes                       $    879       $ -0-     $    879
    Current portion of long-term debt                   1,151         -0-        1,151

    Accounts payable                                    1,465         -0-        1,465
    Accrued liabilities                                   751         -0-          751
    Drilling prepayments                                  824         -0-          824
                                                     --------      ------     --------
                   TOTAL CURRENT LIABILITIES            5,070         -0-        5,070

LONG-TERM LIABILITIES                                   2,554         -0-        2,554
---------------------

PAYABLE TO RELATED PARTIES                                 25         -0-           25
--------------------------
                                                        7,649         -0-        7,649
MINORITY INTEREST                                         -0-         -0-          -0-

STOCKHOLDER'S EQUITY
--------------------
    Common stock                                       21,210         -0-       21,210
    Common stock subscribed                               -0-         -0-          -0-
    Preferred stock                                       -0-         650          650
    Additional paid in capital                            -0-         -0-          -0-
    Retained earnings (deficit)                        (8,505)        -0-       (8,505)
    Current income (loss)                                (252)        -0-         (252)
                                                     --------      ------     --------
                                                       12,453         650       13,103
                                                     --------      ------     --------
TOTAL LIABILITIES AND
---------------------
STOCKHOLDER'S EQUITY                                 $ 20,102      $  650     $ 20,752
                                                     ========      ======     ========

The accompanying notes are an integral part of this pro forma financial statement.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   DAUGHERTY RESOURCES, INC. AND SUBSIDIARIES
                        THREE MONTHS ENDED MARCH 31, 1999
                            (UNAUDITED, IN THOUSANDS)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                     ENVIRONMENTAL
                                         HISTORICAL    INTERESTS                     PRO
                                          COMPANY     ACQUISITION   ADJUSTMENTS     FORMA
                                                                                     (c)
GROSS REVENUE                               $ 1,360      $    48          -0-      $ 1,408
-------------

DIRECT EXPENSES                               1,207           15       (b) 42        1,264
---------------                                                                    -------

     GROSS PROFIT (LOSS)                        153           33          (42)         144


GENERAL AND ADMINISTRATIVE
--------------------------
  EXPENSES                                      340          -0-          -0-          340
  --------

OTHER INCOME (EXPENSE)                          (65)         -0-          -0-          (65)
---------------------                                    -------      -------      -------

INCOME (LOSS) BEFORE
INCOME TAX AND OTHER                        $  (252)     $    33      $   (42)     $  (261)
--------------------

  Income tax expense (benefit)                  -0-          -0-          -0-          -0-
                                            -------      -------      -------      -------
                      NET INCOME (LOSS)     $  (252)     $    33      $   (42)     $  (261)
                                            =======      =======      =======      =======

Shares outstanding                            2,184                                  2,184


Earnings per share                          $  (.12)                               $  (.12)

The accompanying notes are an integral part of this pro forma financial statement.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   DAUGHERTY RESOURCES, INC. AND SUBSIDIARIES
                          YEAR ENDED DECEMBER 31, 1998
                            (UNAUDITED, IN THOUSANDS)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                               ENVIRONMENTAL
                            HISTORICAL           INTERESTS                                   PRO
                             COMPANY            ACQUISITION         ADJUSTMENTS             FORMA
                                                                                             (c)

GROSS REVENUE               $ 5,944                 $281             $  -0-                $ 6,225
-------------

DIRECT EXPENSES               5,201                   59            (b) 156                  5,416
---------------


          GROSS PROFIT          743                  222               (156)                   809


GENERAL AND ADMINISTRATIVE
--------------------------
  EXPENSES                    2,436                  -0-                -0-                  2,436
  --------

OTHER INCOME (EXPENSE)          143                  -0-                -0-                    143
---------------------

INCOME (LOSS) BEFORE
INCOME TAX AND OTHER         (1,550)                 222               (156)                (1,484)
--------------------


     Income tax expense
      (benefit)                 -0-                  -0-                -0-                    -0-

MINORITY PORTION                (18)                 -0-                -0-                    (18)
----------------                                    ----              -----                -------



          NET INCOME (LOSS) $(1,568)                $222              $(156)               $(1,502)
                            =======                 ====              =====                =======

Shares outstanding            2,184                                                          2,184

Average number of shares
  outstanding for 1998        2,035                                                          2,035


Earnings per share             (.77)                                                          (.74)

The accompanying notes are an integral part of this pro forma financial statement.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                   DAUGHERTY RESOURCES, INC. AND SUBSIDIARIES
                                   (UNAUDITED)


         (a) To reflect Daugherty Resources acquisition of oil and gas properties from the Environmental Interest owners and the related issuance of preferred stock. Due to the restrictions on the preferred stock to be issued, the marketable value of the preferred stock was undeterminable. The fair market value of the underlying assets was used to estimate the value of the preferred stock. The fair market value of oil and gas working interests were based upon the Company's petroleum engineers reserves analysis and the other non-producing properties were based on managements estimates of fair market value.

         (b) Represents the increase in depreciation, depletion expense resulting from the inclusion of the Environmental Interests acquisition computed on the straight line and units of production method.

         (c) Pro forma financial data are not expected by the Company to be representative of future operating results.